Exhibit 99.1

Contacts:
Medivation, Inc. Patrick Machado, Chief Financial Officer (415) 543-3470 x201	WeissComm Partners Jani Bergan (415) 946-1064

MEDIVATION, INC. ADOPTS SHAREHOLDER RIGHTS PLAN

SAN FRANCISCO (December 4, 2006) – Medivation, Inc. (AMEX: MDV) announced today that its Board of Directors has adopted a Shareholder Rights Plan.

“This plan is designed to enhance the Board’s ability to protect shareholders against unsolicited attempts to acquire control of the Company that do not offer an adequate price to all shareholders or are otherwise not in the best interests of the Company and its shareholders,” said David Hung, M.D., president and chief executive officer of Medivation. “The Plan is similar to plans adopted by other publicly traded companies and is intended to provide the Board with sufficient time to consider any and all alternatives to such an action.”

The Plan was not adopted in response to any attempt to acquire the Company. Under the Plan, each common shareholder of the Company at the close of business on January 3, 2007 will receive a dividend of one right for each share of the Company’s Common Stock held of record on that date. Each right will entitle the holder to purchase from the Company, in certain circumstances described below, one one-thousandth of a share of newly created Series C Junior Participating Preferred Stock of the Company for an initial purchase price of $130. The rights distribution is not taxable to shareholders.

Initially the rights will be represented by the Company’s Common Stock certificates and will not be exercisable. The rights will become exercisable 10 days after any person has become the beneficial owner of 20 percent or more of the Company’s Common Stock or has commenced a tender or exchange offer which, if consummated, would result in any person becoming the beneficial owner of 20 percent or more of the Common Stock of the Company.

If any person becomes the beneficial owner of 20 percent or more of the Company’s Common Stock, each right will entitle the holder, other than the acquiring person, to purchase, at the right’s then current exercise price, Company Common Stock or common stock of the acquiring person having a value of twice the exercise price.

The Company may redeem the rights at a price of $.01 per right at any time prior to the date on which any person has become the beneficial owner of 20 percent or more of the Common Stock of the Company. The rights will expire on January 3, 2017, unless earlier exchanged or redeemed.

About Medivation

Medivation, Inc. is a biopharmaceutical company that acquires promising technologies in the late preclinical development phase and develops them quickly and cost-effectively. Medivation’s current portfolio consists of small molecule drugs in development to treat three large, unmet medical needs – Alzheimer’s disease, Huntington’s disease and hormone-refractory prostate cancer. The Company intends to build and maintain a portfolio of four to six development programs at all times. For more information, please go to www.medivation.com.

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